Exhibit 10.4

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 5, 2020 (the “Effective Date”), by and between PATRICIA M.C. MUNCHEL (“Executive”) and PAE INCORPORATED, a Delaware corporation (“PAE”).
WHEREAS, PAE desires to continue to employ Executive, and Executive desires to continue such employment and enter into this Agreement, which sets forth the terms and conditions under which Executive will continue to serve PAE, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE 1
Employment
SECTION 1.01. Term. The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall terminate on the second anniversary of the Effective Date (the “Initial Period”); provided that such term of employment shall automatically renew upon the expiration of the Initial Period and on each subsequent anniversary thereof for one year (“Renewal Period”), unless PAE delivers to Executive, or Executive delivers to PAE, written notice (“Notice of Non-Renewal”) at least 60 days in advance of the expiration of the Initial Period or any Renewal Period that such term of employment shall not be extended, in which case such term of employment shall end at the end of the Initial Period or Renewal Period in which such notice was delivered and shall not be further extended. Notwithstanding the foregoing, Executive’s employment with PAE shall be “at will” and, subject to the provisions of Article IV and the notice requirements set forth above, Executive’s employment under this Agreement may be terminated by PAE or Executive at any time and for any reason, with or without prior notice.
SECTION 1.02. Position and Duties. During the term of this Agreement, Executive shall serve as the Executive Vice President and Chief Human Resources Officer of PAE, performing duties and having responsibilities customary for the chief human resources officer of similar companies. Executive shall perform such services and duties in accordance with the policies, practices and bylaws of PAE.

SECTION 1.03. Time and Effort. Executive shall serve PAE faithfully, loyally, honestly and to the best of Executive’s ability. Executive shall devote all of Executive’s business time and best efforts to the performance of Executive’s duties on behalf of PAE. During Executive’s term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Compensation Committee of the Board of Directors of PAE (the “Committee”), engage in any outside employment or in any activity that, in the reasonable judgment of PAE, is competitive with or adverse to the business, practice or affairs of PAE or any of its affiliates, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Executive to serve as a director of charitable organizations to the extent such service has been approved by the Committee (such approval not to be unreasonably withheld).
ARTICLE II
Compensation
SECTION 2.01. Base Salary. Each year of Executive’s employment under this Agreement, commencing with 2020 and during the entire term of this Agreement, PAE shall, as compensation for the obligations set forth herein and for all services rendered by Executive in any capacity during Executive’s employment under this Agreement, including services as an officer, employee, director or member of any governing body, or committee thereof, of PAE or any of its affiliates, pay Executive a base salary (“Base Salary”) at the annual rate of $329,725.00 per year, payable in substantially equal installments in accordance with PAE’s standard payroll practices as in effect from time to time. During the first (1st) quarter of each year during the term of Executive’s employment under this Agreement, commencing with 2021, the Committee shall review and may, in its discretion, increase Executive’s Base Salary, retroactive to January 1 of that year. In the event that sickness or disability payments under any insurance programs of PAE or otherwise shall become payable to Executive in respect of any period of Executive’s employment under this Agreement, the salary installment payable to Executive hereunder on the next succeeding salary installment payment date shall be an amount computed by subtracting (a) the amount of such sickness or disability payments that shall have become payable during the period between such date and the immediately preceding salary installment date from (b) the salary installment otherwise payable to Executive hereunder on such date.
SECTION 2.02 Annual Bonus. During the term of Executive’s employment under this Agreement, Executive shall be eligible to participate in the annual incentive compensation plans of PAE, as may be continued or established by the Committee, in its discretion, from time to time (the “Bonus Plan”) and shall have the opportunity to earn a performance-based bonus (“Annual Bonus”) targeted at 60% of Executive’s Base Salary (“Target Bonus”) and a maximum bonus opportunity for above-target performance of up to 200% of Executive’s Base Salary for the fiscal year to which such Annual Bonus relates. The performance goals and Annual Bonus payable for a given fiscal year under the Bonus Plan shall be determined by the Committee. Except as provided in Article IV, payment of the Annual Bonus will be conditioned upon Executive’s continued employment though the payment date.

Any Annual Bonus payable for a fiscal year shall be paid in the following fiscal year, no later than March 15.
SECTION 2.03 Equity Plan. During the term of Executive’s employment under this Agreement, Executive shall be eligible to participate in the PAE Incorporated 2020 Equity Incentive Plan, as it may be amended from time to time (the “Equity Plan”). Executive shall receive grants under the Equity Plan consistent with Executive’s position and duties as determined by the Committee. Any equity awards granted to Executive shall be subject to the terms and conditions set forth in the Equity Plan and the applicable grant agreement.
ARTICLE III
Executive Benefits
SECTION 3.01 Benefit Plans During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in any benefit plans (excluding severance, bonus, equity, incentive or profit-sharing plans) offered by PAE as in effect from time to time (collectively, “Benefit Plans”) on the same basis as that generally made available to other employees of PAE to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by PAE in its discretion. Notwithstanding the first sentence of this Section 3.01, nothing shall preclude Executive from participating during the term of Executive’s employment under this Agreement in any present or future bonus, equity, incentive or profit-sharing plan or other plan of PAE for the benefit of its employees, in each case as and to the extent approved or determined by the Committee in its discretion and subject to the other terms of this Agreement.
SECTION 3.02 Business Expenses. PAE will reimburse Executive for all reasonably incurred business expenses, subject to the travel and expense policy established by PAE from time to time, incurred by Executive during the term of Executive’s employment under this Agreement in the performance of Executive’s duties hereunder; provided that Executive furnishes to PAE adequate records and other documentary evidence required to substantiate such expenditures.
SECTION 3.03 Vacation. During the term of Executive’s employment under this Agreement, Executive shall receive paid vacation days in the amount accrued and taken in accordance with PAE’s vacation policy based on Executive’s tenure with the Company.
ARTICLE IV
Termination
SECTION 4.01 Exclusive Rights. The amounts payable under this Article IV are intended to be, and are, exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, including under common, tort or contract law, under policies of PAE and its affiliates in effect from time to time, under this Agreement or otherwise, in the event of Executive’s termination of employment with PAE and its affiliates.
SECTION 4.02 Termination by PAE for Cause; Termination by Executive without Good Reason. (a) If PAE terminates Executive for Cause or if Executive elects to terminate Executive’s employment with PAE without Good Reason, Executive shall be entitled to receive (i) Base Salary earned through the date of termination that remains unpaid as of the date of Executive’s termination, (ii) any Annual Bonus for any previously completed bonus period that has been earned and remains unpaid as of the date of Executive’s termination, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination to the extent such expenses are reimbursable under Section 3.02 and (iv) such benefits (excluding benefits under any severance plan, program or policy then in effect), if any, to which Executive may be entitled under the Benefit Plans as of the date of Executive’s termination, which benefits shall be payable in accordance with the terms of such Benefits Plans (the amounts described in clauses (i) through (iv) of this Section 4.02(a) being referred to herein as the “Accrued Rights”).
(b) For purposes of this Agreement, the term “Cause” shall mean Executive’s:
(i) intentional failure to perform reasonably assigned duties;
(ii) personal dishonesty or willful misconduct in the performance of duties, which causes or threatens to cause material injury to PAE or any of its affiliates;
(iii) breach of fiduciary duties owed by Executive to PAE or any of its affiliates resulting in personal profit to Executive;
(iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses);
(v) material failure to comply with PAE’s code of conduct or employment policies; or
(vi) any act by Executive involving (a) fraud, (b) any breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, or investments or (c) any willful or grossly negligent act by the Executive resulting in an investigation by the Securities and Exchange Commission, which, in each of cases (a), (b) and (c) above, the Committee determines in its reasonable and good faith discretion materially adversely affects PAE or any of its affiliates or Executive’s ability to perform his duties hereunder.
For purposes of this definition, an act, or failure to act, on Executive’s part shall be deemed “willful” if done, or omitted to be done, by Executive intentionally, in bad faith and without reasonable belief that the action or omission was in the best interest of PAE. If PAE desires to terminate Executive’s employment for Cause in the case of clauses (i), (ii), (iii), (v) or (vi) of Section 4.02(b) and the basis for Cause, by its nature, is capable of being cured, PAE shall first provide Executive with written notice of the applicable event that constitutes the basis for Cause (a “Cause Notice”) within ten days of the Committee becoming aware of such event. Such notice shall specifically identify such claimed breach or other conduct. Executive shall have 15 days following receipt of such Cause Notice (the “Cause Cure Period”) to cure such basis for Cause, and PAE shall be entitled at the end of such Cause Cure Period to terminate Executive’s employment under this Agreement for Cause; provided, however, that, if such breach is cured within the Cause Cure Period or if PAE does not terminate Executive’s employment with PAE within ten days after the end of the Cause Cure Period, PAE shall not be entitled to terminate Executive’s employment for Cause based on the event described in the Cause Notice; and provided further that notwithstanding the foregoing, Executive will not be entitled to the opportunity to cure a particular basis for Cause more than once during any six-month period.
(c) For purposes of this Agreement, the term “Good Reason” shall mean any of the following actions, without Executive’s express prior written approval:
(i) with respect to any fiscal year, material reduction in the aggregate value of Executive’s Base Salary, Target Bonus opportunity and annual equity awards (assuming target performance) as compared to the aggregate value of such amounts for the 2020 fiscal year;
(ii) subject to the terms and conditions of the applicable plan(s), any failure by PAE to continue to provide retirement, fringe and welfare benefits to Executive that are substantially similar in the aggregate to those afforded to senior management employees of PAE;
(iii) any material adverse change in Executive’s duties or responsibilities;
(iv) any relocation of Executive’s principal place of business of 50 miles or more, provided that such relocation also increases Executive’s commute by at least 25 miles;
(v) any delivery to Executive by PAE of a Notice of Non-Renewal; or
(vi) any failure to pay Executive’s Base Salary and other amounts earned by Executive within ten days after the date such compensation is due.
(d) Executive must provide written notice to PAE pursuant to Section 6.05 of this Agreement of Executive’s intent to resign for Good Reason within 45 days of the occurrence of an event described in Section 4.02(c) above (each, a “Good Reason Event”) in order for Executive’s resignation for Good Reason to be effective hereunder. Upon receipt of such notice, PAE shall have 30 days (60 days in the case of the Good Reason Event described in Section 4.02(c)(v) above) (the applicable period, the “Good Reason Cure Period”) to rectify the Good Reason Event. If PAE fails to rectify the Good Reason Event prior to the expiration of the Good Reason Cure Period, then Executive may terminate employment within 10 days following the expiration of the Good Reason Cure Period and such termination will be considered for Good Reason and, in the event Executive’s termination is in respect of the Good Reason Event described in Section 4.02(c)(v) above, such termination will be considered for Good Reason for all purposes of this Agreement notwithstanding the earlier expiration of the term of Executive’s employment under this Agreement.
SECTION 4.03 Termination by PAE Other Than for Cause, Disability or Death; Termination by Executive for Good Reason. If PAE elects to terminate Executive’s employment for any reason other than Cause, Disability (as defined below) or death or if Executive terminates Executive’s employment with PAE for Good Reason, Executive shall be entitled to the Accrued Rights and, provided that Executive has provided a general release in favor of PAE and its subsidiaries and affiliates, and their respective directors, officers, employees, agents and representatives in form and substance reasonably acceptable to PAE (the “Release”) and the Release has become effective and irrevocable prior to the 60th day after such termination of employment, Executive shall be entitled to the following:
Cash Payments. (a)(i) PAE shall pay to Executive an amount equal to one times the sum of Executive’s then-current Base Salary and “Average Bonus” (as defined below), payable in equal installments through the date that is 12 months after the date of Executive’s termination of employment (the “Severance Period”) at the same times at which and in the same manner in which Executive’s Base Salary would have been payable to Executive had a termination of employment not occurred (but no less frequently than monthly) and (ii) PAE shall provide to Executive, during the fiscal year following the fiscal year in which Executive’s termination of employment occurs, no later than March 15, an Annual Bonus for the fiscal year in which the termination occurs equal to the Annual Bonus that Executive would have received if his employment had not terminated prior to the end of the fiscal year (e.g., after determining whether applicable performance goals have been achieved determined on a basis consistent with past practice), pro-rated based on a fraction, the numerator of which shall equal the number of days Executive was employed by PAE in the fiscal year in which Executive’s termination occurs and the denominator of which shall equal 365 (the “Pro-Rata Bonus”); provided, however, that, in the case of clause (i), PAE shall (x) commence such payments on the 60th day after termination of Executive’s employment, except that any payments that would have otherwise been paid to Executive following the date of the termination of employment and prior to such 60th day shall be accumulated and paid to Executive in a lump sum on such 60th day, and (y) not continue such payments at any time following either (A) breach of the provisions of Section 5.03 or 5.04 or (B) breach of the provisions of Article V (other than Section 5.03 or 5.04) that (X) is materially damaging to the business or reputation of PAE or any of its affiliates or (Y) occurs after PAE has notified Executive of a prior breach of such Article V (other than Section 5.03 or 5.04). For purposes of this Agreement, “Average Bonus” means the average of all Annual Bonuses paid or payable to Executive in respect of the three fiscal years ended prior to the fiscal year in which the employment of Executive is terminated (or, if Executive was not employed by

PAE during each of such fiscal years, such lesser number of fiscal years during which Executive was so employed); provided that for purposes of calculating “Average Bonus”, (i) any pro-rated Annual Bonus awarded to Executive for a fiscal year in which Executive was employed for less than the full fiscal year shall be annualized and (ii) the Annual Bonus for the last of the three fiscal years utilized in this calculation shall be disregarded (and Executive shall be treated as if he were not employed during such fiscal year) if the Annual Bonus for that year (A) has not been paid because Executive was terminated prior to the scheduled date for payment of such Annual Bonus or (B) was paid based on an adverse change to Executive’s Target Annual Bonus.
(b) Medical, Dental and Life Insurance Benefit Continuation. During the Severance Period, Executive and Executive’s spouse and dependents (each as defined under the applicable program) shall receive the following benefits if the Executive timely and properly elects continued benefits coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”): (x) medical and dental insurance coverage at the same benefit levels as provided to active senior management employees of PAE, for which PAE will reimburse Executive during the Severance Period, for the total amount of the monthly medical and dental insurance premiums payable by Executive for continued benefits coverage pursuant to COBRA in excess of the cost Executive paid for such coverage (on a monthly premium basis) immediately prior to such termination of employment; provided, however, that if, during the Severance Period, Executive becomes employed by a new employer that provides medical and dental coverage, PAE’s continuing medical and dental coverage (and any cash payments in lieu thereof) shall become secondary to such new employer’s coverage with respect to claims covered by such new employer’s medical and dental plans; and (y) a monthly cash payment grossed up for taxes to permit Executive to purchase life insurance coverage at the same benefit level as currently provided to active senior management employees of PAE and at the same cost to Executive as is generally provided to active senior management employees of PAE. Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or if PAE determines it is necessary to avoid the imposition of an excise tax on PAE, PAE will be permitted to alter the manner in which medical and dental benefits are provided to Executive following termination of Executive’s employment; provided that the after-tax cost to Executive of such benefits shall not be greater than the cost applicable to similarly situated executives of PAE who have not terminated employment.
(c) Outplacement. Executive shall receive reasonable outplacement services to be provided by a provider selected by Executive during the Severance Period, the cost of which shall be borne by PAE; provided, however, that, notwithstanding the foregoing, Executive shall commence using such services within 12 months of Executive’s termination of employment, such outplacement services shall end not later than the last day of the second calendar year that begins after the date of termination of Executive’s employment and PAE shall pay any amounts in respect of such outplacement services not later than the last day of the third calendar year that begins after such date of termination.
(d) Release. For the avoidance of doubt, (x) the Release shall not require Executive to release any rights to post-termination payments or benefits afforded to him by this

Agreement, or any vested benefits or rights pursuant to the terms of PAE’s or its affiliates’ benefit plans or programs, and (y) if the Release does not become effective and irrevocable within 60 days following the date of Executive’s termination of employment pursuant to this Section 4.03(d), PAE shall not be obligated to make any payments or provide any benefits under Section 4.03(a), (b) or (c) above and Executive shall only be entitled to the Accrued Rights.
SECTION 4.04 Termination for Disability or Death. Executive’s employment shall terminate automatically upon Executive’s death. PAE may terminate Executive’s employment upon the occurrence of Executive’s Disability. In the event of Executive’s termination due to death or Disability, Executive, or Executive’s estate, as the case may be, shall be entitled to receive the Accrued Rights, and the Pro-Rata Bonus during the calendar year following the calendar year in which Executive’s termination of employment occurs. For purposes of this Agreement, the term “Disability” shall mean (a) the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform Executive’s duties in a normal manner for a period of 180 days (whether or not consecutive) in any twelve-month period during the term of Executive’s employment under this Agreement or (b) Executive being accepted for long-term disability benefits under any long-term disability plan in which he is then participating. The Committee shall determine, according to the facts then available, whether and when the Disability of Executive has occurred. Such determination shall not be arbitrary or unreasonable and the Committee will take into consideration the expert medical opinion of a physician chosen by PAE, after such physician has completed an examination of Executive. Executive agrees to make himself available for such examination upon the reasonable request of PAE.
ARTICLE V
Executive Covenants
SECTION 5.01. PAE Interests. Executive acknowledges that PAE has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization, and that PAE has a legitimate business interest and right in protecting those assets as well as any similar assets that PAE may develop or obtain. Executive acknowledges that PAE is entitled to protect and preserve the going concern value of PAE and its business and trade secrets to the extent permitted by law. Executive acknowledges that PAE’s business is worldwide in nature and international in scope. Executive acknowledges and agrees that the restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of PAE’s goodwill, confidential information, trade secrets and customer relationships, and that the restrictions set forth in this Agreement will not prevent Executive from earning a livelihood without violating any provision of this Agreement.
SECTION 5.02. Consideration to Executive. In consideration of PAE’s entering into this Agreement and PAE’s obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged, and acknowledging hereby that PAE would not have entered into this Agreement without the covenants contained in this Article V, Executive hereby agrees to be bound by the provisions and covenants contained in this Article V.

SECTION 5.03. Non-Solicitation. Executive agrees that, for the period commencing on the Effective Date and terminating 12 months after the date of Executive’s termination of employment with PAE for any reason, Executive shall not, and shall cause each of Executive’s affiliates (other than PAE) not to, directly or indirectly: (a) solicit any person or entity that is or was a customer (or prospective customer) of PAE to (i) purchase any goods or services related to any Competitive Business (as defined below) that are of the type sold by PAE, from anyone other than PAE or (ii) reduce its volume of goods or services purchased from PAE, (b) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the Effective Date) between PAE and suppliers, partners, members or investors of PAE, (c) other than on behalf of PAE, solicit, recruit or hire any employee or consultant of PAE or any person who has, at any time within two years prior to such solicitation, recruitment or hiring, worked for or provided services to PAE, (d) solicit or encourage any employee or consultant of PAE to leave the employment of, or to cease providing services to, PAE or (e) assist any person or entity in any way to do, or attempt to do, anything prohibited by this Section 5.03.
SECTION 5.04 Non-Competition. (a) Executive agrees that, for the period commencing on the Effective Date and terminating 12 months after the date of Executive’s termination of employment with PAE for any reason, Executive shall not (i) directly or indirectly, be employed by (as an employee or independent contractor) or serve on the board of or in an executive role for any Competitive Business or (ii) otherwise assist or engage in any Competitive Business where such assistance or engagement is substantially detrimental to the business reputation of PAE.
(b) The term “Competitive Business” shall mean (A) any business or entity that engages in business of the type conducted by PAE within PAE’s industry sector during Executive’s employment, or, with respect to the 12-month period after the date of Executive’s termination of employment, as of the date of Executive’s termination of employment with PAE, except for any business or entity that, under the regulations of the Small Business Administration in Part 121 of Title 13 of the Code of Federal Regulations, is determined to be a small business concern; (B) any business that is a contractor or subcontractor under any government contract under which PAE is a contractor or subcontractor during Executive’s employment, or, with respect to the 12-month period after the date of Executive’s termination of employment, as of the date of Executive’s termination of employment with PAE; or (C) any entity that is, during Executive’s employment, or, with respect to the 12-month period after the date of Executive’s termination of employment with PAE, as of the date of Executive’s termination of employment with PAE, competing for any government contract (including any re-compete or follow-on procurement) on which PAE has bid or plans to bid during Executive’s employment, or with respect to the 12-month period after the date of Executive’s termination of employment, as of the date of Executive’s termination of employment or within six months following the date of Executive’s termination of employment.
SECTION 5.05. Confidential Information. Executive hereby acknowledges that (a) in the performance of Executive’s duties and services pursuant to this Agreement, Executive has received, and may be given access to, Confidential Information and (b) all Confidential Information is or will be the property of PAE. For purposes of this Agreement,

“Confidential Information” shall mean information, knowledge and data that is or will be used, developed, obtained or owned by PAE relating to the business, products and/or services of PAE or the business, products and/or services of any customer, sales officer, sales associate or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, PAE), other operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, customer lists, contact persons, cost information, executive information, regulatory matters, personnel matters, accounting and business methods, copyrightable works and information with respect to any vendor, customer, sales officer, sales associate or independent contractor of PAE, in each case whether patentable or unpatentable and whether or not reduced to practice, and all similar and related information in whatever form, and all such items of any vendor, customer, sales officer, sales associate or independent contractor of PAE; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive in breach of this Agreement or in breach of any similar covenant made by Executive prior to entering into this Agreement.
SECTION 5.06. Non-Disclosure. (a) Except as otherwise specifically provided in Section 5.07, Executive will not, directly or indirectly, disclose or cause or permit to be disclosed, to any person or entity whatsoever, or utilize or cause or permit to be utilized, by any person or to any entity whatsoever, any Confidential Information acquired pursuant to Executive’s employment with PAE (whether acquired prior to or subsequent to the execution of this Agreement) under this Agreement or otherwise.
(b) Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement, except to the extent permitted in Section 5.07 or to comply with Section 5.12, and, to the extent such information is disclosed to Executive’s immediate family or legal or financial advisors, will instruct those parties to comply with the non-disclosure requirements of this Section 5.06.
SECTION 5.07. Permitted Disclosure. Nothing in this Agreement shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; provided, however, that Executive may not disclose information that is protected by the attorney-client privilege, except as expressly authorized by law. In addition, this Agreement does not prohibit Executive or PAE from disclosing Confidential Information or truthful testimony in any of the following circumstances: (a) where disclosure is required by a court order or subpoena; (b) where disclosure is necessary in the course of a lawsuit or legal proceeding regarding this Agreement (provided appropriate measures are taken to protect such Confidential Information in any public filing); (c) when necessary to file a charge or complaint with a governmental agency such as the EEOC; or (d) when necessary to participate, cooperate, or testify in any investigation or proceeding that is conducted under the Sarbanes-Oxley Act or before a legislative body or other governmental agency. In the event Executive discloses or reasonably believes he may have to disclose Confidential Information under the circumstances of subsections (a) or (b) hereof, Executive agrees to promptly notify PAE of the substance and circumstances of the disclosure (unless prohibited by law) so that PAE can take timely action to protect its interests. Executive does not need the prior authorization of PAE to make any reports or disclosures under the circumstances of subsections (c) or (d) hereof, nor is he required to notify PAE that he has made such reports or disclosures. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
SECTION 5.08 Assignment of Inventions; Further Assurances. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of PAE or its current or former affiliates, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the term of Executive’s service to PAE or its affiliates (whether before, on or after the Effective Date), either alone or with others and whether or not during working hours or by the use of the facilities of PAE (“Inventions”), shall be the exclusive property of PAE or its designee. Executive shall promptly disclose all Inventions to PAE. Executive shall take all requested actions and execute all requested documents to assist PAE, or its designee, at PAE’s expense, in every way to secure PAE’s or its designee’s above rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If PAE or its designee is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints PAE or its designee and their duly authorized officers and agents, as the case may be, as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
SECTION 5.09 Records. All memoranda, books, records, documents, papers, plans, information, letters and other data relating to Confidential Information or the business and customer accounts of PAE, whether prepared by Executive or otherwise, coming into Executive’s possession shall be and remain the exclusive property of PAE and Executive shall not, during the term of Executive’s employment with PAE or thereafter, directly or indirectly assert any interest or property rights therein. Upon termination of employment with PAE for any reason, (a) Executive will immediately return to PAE all such memoranda, books, records, documents, papers, plans, information, letters and other data, and all copies thereof or therefrom, and Executive will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned and (b) Executive will delete all documents, materials, and information (and copies thereof) of PAE from all of Executive’s personal electronic devices (e.g., laptop, iPad, telephone, thumb drives, etc.). Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of PAE.
SECTION 5.10 Non-Disparagement Executive has not prior to the Effective Date, whether in writing or orally, criticized or disparaged PAE, nor shall Executive during the period commencing on the Effective Date and terminating five years after the date of Executive’s termination of employment with PAE for any reason (the “Non-Disparagement Period”), unless in the context of litigation between PAE and Executive or under penalty of perjury or otherwise permitted pursuant to Section 5.07, whether in writing or orally, criticize or disparage PAE or any of its respective current or former affiliates, directors, officers, employees, members, partners, agents or representatives. PAE shall instruct the PAE Parties (as defined below) not to, whether in writing or orally, criticize or disparage Executive during the Non-Disparagement Period, unless in the context of litigation between PAE and Executive or under penalty of perjury. For purposes of this Agreement, the term “PAE Parties” shall mean the executive officers and designated spokespersons of PAE Incorporated, acting in their capacity as representatives of PAE.
SECTION 5.11 Specific Performance. Executive agrees that any breach by Executive of any of the provisions of this Article V shall cause irreparable harm to PAE that could not be made whole by monetary damages and that, in the event of such a breach, Executive shall waive the defense in any action for specific performance that a remedy at law would be adequate, and PAE shall be entitled to specifically enforce the terms and provisions of this Article V without the necessity of proving actual damages or posting any bond or providing prior notice, in addition to any other remedy to which PAE may be entitled at law or in equity.
SECTION 5.12 Notification of Subsequent Employer. Prior to accepting employment with any other person or entity during any period during which Executive remains subject to any of the covenants set forth in Section 5.03 or Section 5.04, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to PAE in accordance with Section 6.05.
ARTICLE VI
Miscellaneous
SECTION 6.01 Assignment. This Agreement shall not be assignable by Executive. The parties agree that any attempt by Executive to delegate Executive’s duties hereunder shall be null and void. This Agreement may be assigned by PAE to a person or entity that is an affiliate or a successor in interest to substantially all the business operations of PAE. Upon such assignment, the rights and obligations of PAE hereunder shall become the rights and obligations of such affiliate or successor person or entity. As used in this Agreement, the term

“PAE” shall mean PAE as hereinbefore defined in the recital to this Agreement and any permitted assignee to which this Agreement is assigned.
SECTION 6.02 Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of PAE and the personal or legal representatives, executors, administrators, successors, distributees, devisees and legatees of Executive. Executive acknowledges and agrees that all Executive’s covenants and obligations to PAE, as well as the rights of PAE under this Agreement, shall run in favor of and will be enforceable by PAE, its subsidiaries and its successors and permitted assigns.
SECTION 6.03 Entire Agreement This Agreement constitutes the entire agreement and understanding of the parties and with respect to the transactions contemplated hereby and subject matter hereof and supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied and/or whenever and howsoever made, directly or indirectly relating to the subject matter hereof. Notwithstanding the above, Executive’s covenants set forth in Article V shall operate independently of, and shall be in addition to, any similar covenants to which Executive is subject pursuant to any other agreement with PAE or any of PAE’s affiliates.
SECTION 6.04 Amendment: Except as provided in Section 6.14(d) hereof, this Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
SECTION 6.05 Notice All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to have been duly delivered or given when received.

If to PAE:	PAE Incorporated 7799 Leesburg Pike, Suite 300 North Falls Church, VA 22043 Attention: Whit Cobb E-mail: whit.cobb@pae.com
If to Executive:	Patricia Munchel 41536 Hoddesdon Ct Aldie, VA 20105 Telephone: (703) 819-2188 E-mail: pmcmunchel@gmail.com

Each of the parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 6.06 Governing Law and Jurisdiction. (a) This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortuous conduct or otherwise) shall be brought exclusively in the United States District Court for the Eastern District of Virginia, or, if such court does not have subject matter jurisdiction, the state courts of Virginia located in Arlington County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.
(b) Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.06(b).
( c)  Each party in any dispute or legal action arising under this Agreement shall be responsible for bearing its own expenses, attorneys’ fees and other costs in such dispute or legal action.
SECTION 6.07 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition, as to such jurisdiction, shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
SECTION 6.08 Survival. The rights and obligations of PAE and Executive under the provisions of this Agreement, including Articles V and VI, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with PAE, to the extent necessary to preserve the intended benefits of such provisions.
SECTION 6.09 Cooperation. Executive shall provide Executive’s reasonable cooperation to PAE in connection with any suit, action or proceeding (or any appeal therefrom) that relates to events occurring during Executive’s employment with PAE or any of its affiliates other than a suit between Executive, on the one hand, and PAE, on the other hand, provided that PAE shall reimburse Executive for expenses reasonably incurred in connection with such cooperation.

SECTION 6.10 Executive Representation. Executive hereby represents to PAE that the execution and delivery of this Agreement by Executive and PAE and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
SECTION 6.11. No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.
SECTION 6.12. Set Off. PAE’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set off, counterclaim or recoupment of amounts owed by Executive to PAE or its affiliates, except as provided in Section 6.14.
SECTION 6.13. Withholding Taxes. PAE may withhold from any amounts payable under this Agreement such Federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.
SECTION 6.14. Section 409A. (a) It is intended that the provisions of this Agreement comply with Section 409A (“Section 409A”) of the Code or an exemption thereunder, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b) Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with PAE or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to PAE or any of its affiliates.
(c) Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by PAE from time to time) and (ii) PAE shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then PAE (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.
(d) Notwithstanding any provision of this Agreement or any other Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, PAE reserves the right to make amendments to any Company Plan as PAE deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither PAE nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.
(e) For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything herein to the contrary, to the extent required by Section 409A, Executive shall not be entitled to any payments or benefits payable hereunder as a result of Executive’s termination of employment with PAE unless such termination of employment qualifies as a “separation from service” within the meaning of Section 409A (and any related regulations or other pronouncements thereunder),
(f) Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
SECTION 6.15. Section 280G. (a) In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:
         (b) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
         (c) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.
         (d) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
SECTION 6.16. Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board of Directors of PAE from time to time with respect to officers of the Company.
SECTION 6.17. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile of PDF), each of which shall be deemed to be an original instrument and all of which together shall constitute a single instrument. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.
SECTION 6.18. Construction. (a) The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
(b) As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(c) As used in Articles V and VI, the term “PAE” includes PAE and its subsidiaries and affiliates and their predecessors, successors and assigns.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
PAE INCORPORATED,

by /s/ Paul W. Cobb, Jr.
Name: Paul W. Cobb, Jr.
Title: Executive Vice President, General Counsel and Secretary
PATRICIA M.C. MUNCHEL,
/s/ Patricia M.C. Munchel